[Letterhead of Crowe & Dunlevy]



September 25, 1998



Moto Photo, Inc.
4444 Lake Center Drive
Dayton,  Ohio  45426

Re: Registration Statement on Form S-8 Relating to Moto Photo, Inc. 1992 Performance and Equity Incentive Plan

Ladies and Gentlemen:

     Moto Photo, Inc. (the "Company") has requested our advice with respect to certain matters in connection with the Moto Photo, Inc. 1992 Performance and Equity Incentive Plan (the "Plan"). We understand that a Registration Statement on Form S-8 (the "Registration Statement") will be filed with the Securities and Exchange Commission relating to up to 750,000 additional shares of Voting Common Stock (the `Additional Shares''), par value $.01 per share, that have been authorized for issuance under the Plan as provided in Amendment No. 2 to the Plan..

     We have examined and are familiar with the originals or copies, the authenticity of which has been established to our satisfaction, of all documents and other instruments we have deemed necessary to express the opinions hereinafter set forth. We have assumed the accuracy and completeness of such documents and instruments and of the information contained therein.

     Based on the foregoing, and upon consideration of applicable law, it is our opinion that the up to 750,000 Additional Shares that may be issued pursuant to the Plan will, upon payment therefor and delivery thereof in accordance with the Plan, be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.


                                        Respectfully submitted,

                                        CROWE & DUNLEVY,
                                        A PROFESSIONAL CORPORATION


                                        By /s/ J. Bradford Hammond